Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

INFORMATION TO BE INCLUDED IN THE REPORT

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Item 5. Other Events

Zion Oil & Gas, Inc., a Delaware corporation (the "Company") issued on July 12, 2004 a Supplement updating certain information appearing in its Prospectus dated February 17, 2004, Part I to the Company's Amendment No. 4 to Form SB-2 Registration Statement Under the Securities Act of 1934, as set forth below:

Washington Investors: State of Washington investors must have either (i) a gross annual income of at least $65,000 and a net worth of at least $65,000 (exclusive of personal residence, home furnishings and automobiles), or (ii) a net worth of at least $150,000 (exclusive of personal residence, home furnishings and automobiles).

PROSPECTUS UPDATE (as of July 12, 2004)

Termination Date: We have extended the date for termination of the offering if the minimum offering of $6,500,000 has not been received until August 30, 2004, as provided in the "PLAN OF DISTRIBUTION" on page 17.

Work Program: On June 1, 2004, the Israeli Petroleum Commissioner confirmed the amendment of the conditions of Zion's Ma'anit-Joseph License extending (i) the date by which Zion must sign a drilling contract to October 1, 2004 (from July 1, 2004) and (ii) the date by which Zion must commence the drilling of the first well to January 1, 2005 (from October 1, 2004). See "Plan of Operation and Management's Discussion," page 10 and "Business and Properties - Properties," page 37.

Boston Stock Exchange: Our common stock has been approved for listing on the Boston Stock Exchange, conditional upon completion of the minimum offering, listing on the NASDAQ SmallCap Market (which has already been conditionally approved) and the securing of a trading specialist. See "MARKET FOR SECURITIES," page 42.

Announcement of Oil Discovery in Proximity to Zion's License Area: Givot Olam, the operator holding petroleum rights immediately to the south of Zion's Ma'anit-Joseph license, filed Immediate Reports with the Tel Aviv Stock Exchange ("TASE") and the Israel Securities Authority ("ISA") on April 4, April 18 and May 3 confirming that: (i) effective April 1, 2004, the Israeli Petroleum Commissioner granted them a 30-year production lease on approximately 60,000 acres around their three Meged wells; and (ii) the lease area is estimated to contain approximately 980 million barrels of oil in place from Triassic Age formations, of which approximately 20% would be possible to develop and produce. They further stated that: "These estimates may understandably change in accordance with progress of the development of the oil field, and it is possible that the amount of oil that will actually be produced will be substantially different from the estimates noted above." See "Plan of Operation and Management's Discussion," pages 10-11 and "Business and Properties - Properties," page 35). Copies of the Givot Olam Immediate Reports are available in Hebrew on the Maya portal of the TASE website (www.tase.co.il) and the MAGNA portal of the ISA website (www.isa.gov.il).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15 , 2004

ZION OIL & GAS, INC.

By: /s/Eugene A. Soltero

Eugene A. Soltero, President